As filed with the Securities and Exchange Commission on December 29, 2021

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________

HALLADOR ENERGY COMPANY

(Exact name of Registrant as specified in its charter)

__________

Colorado	84-1014610
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1183 East Canvasback Drive

Terre Haute, Indiana 47802

(Address of Principal Executive Offices)(Zip Code)

__________

The Hallador Energy Company Amended and Restated 2008 Restricted Stock Unit Plan

(Full title of the plan)

__________

Lawrence D. Martin

Chief Financial Officer and Corporate Secretary

1183 East Canvasback Drive

Terre Haute, Indiana 47802

(Name and address of agent for service)

(812) 299-2800

(Telephone Number, including area code, of agent for service)

__________

The Commission is requested to send copies of all communications to:

Reid A. Godbolt, Esq.

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, Colorado 80202

Telephone: (303) 573-1600

Facsimile: (303) 573-8133

__________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging grown company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and emerging grown company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⁯	Accelerated filer ⁯
Non-accelerated filer ☑	Smaller reporting company ☑ Emerging Growth Company ⁯

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⁯

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price	Registration Fee
Common Stock, $0.01 Par Value	1,735,627	$2.33	$$4,044,010.91	$374.88

(1)

This Registration Statement registers 1,735,627 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Hallador Energy Company, a Colorado corporation (the “Registrant”) for issuance pursuant to the Hallador Energy Company Amended and Restated 2008 Restricted Stock Unit Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.01 par value per share, of the Registrant, as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions.

(2)

Estimated in accordance with Rule 457(c) solely for the purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $2.39 (high) and $2.27 (low) sale price of the Registrant’s common stock as reported on the NASDAQ on December 22, 2021, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

The Registrant previously registered an aggregate of 1,791,438 shares of its Common Stock issuable under the Hallador Energy Company 2008 Restricted Stock Unit Plan (the “Original Plan”). On March 8, 2017, the Registrant’s Board of Directors amended and restated the Original Plan which extended the term of the plan until May 25, 2027 and increased the number of shares of Common Stock available for issuance from 3,850,000 to 4,850,000, which the Registrant’s shareholders approved at the Registrant’s annual meeting of shareholders on May 25, 2017 (the “Plan”).

Also included for registration pursuant to this Registration Statement are 735,627 shares of the Registrant’s Common Stock originally approved for issuance by the Registrant’s shareholders and Board of Directors under the Original Plan on January 24, 2014.

This Registration Statement is being filed pursuant to General Instruction E, Registration of Additional Securities, to Form S-8 to register an aggregate of 1,735,627 shares of Common Stock, which may be issued under the Plan.

The contents of the registration statement on Form S-8 (File No. 333-171778) previously filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2011 by the Registrant and relating to the registration of shares of Common Stock for issuance under the Original Plan are hereby incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Commission. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 9, 2021;

•

our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2021, filed with the Commission on May 3, 2021, (ii) June 30, 2021, filed with the Commission on August 9, 2021, and (iii) September 30, 2021, filed with the Commission on November 8, 2021.

•	our Definitive Proxy Statement for the Registrant’s annual meeting of shareholders held on June 2, 2021, filed with the Commission on April 20, 2021;

•	our Current Reports on Form 8-K filed with the Commission on March 9, 2021, May 4, 2021, June 3, 2021, July 29, 2021, August 10, 2021, and November 9, 2021; and

•

the description of the Common Stock contained in Item 4 of Part II of our Registration Statement on Form S-8 filed with the Commission on December 1, 2009, and any amendments or reports filed for the purpose of updating that description.

In addition, all documents which we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed) after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents, provided that, unless specifically stated to the contrary, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into or otherwise included in this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Independent Registered Public Accounting Firm

With respect to the unaudited condensed consolidated financial statements of Hallador Energy Company which appear in the Quarterly Reports on Form 10-Q of Hallador Energy Company for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, incorporated by reference in this prospectus, the independent public accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Quarterly Reports on Form 10-Q of Hallador Energy Company for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, and incorporated by reference herein, states that they did not audit and they do not express an opinion on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on those unaudited condensed consolidated financial statements because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.”

Item 4.                  Description of Securities

Not applicable.

Item 5.                  Interests of Named Experts and Counsel

Not applicable.

Item 6.                  Indemnification of Directors and Officers

The Registrant’s restated articles of incorporation, as amended, which we refer to herein as the “articles of incorporation,” provides that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-5-114 of the Colorado Corporation Code (as repealed and amended by Section 7-108-403 of the CBCA), or (iv) for any transaction from which the director derived an improper personal benefit. If the CBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the CBCA, as so amended.

The Registrant’s articles of incorporation also provide that the Registrant may indemnify any person to the fullest extent allowed by the laws of Colorado. Section 7-109-102 of the CBCA provides that a corporation has the power to indemnify a director against amounts paid and expenses incurred in connection with an action, suit or proceeding to which he or she is a party or is threatened to be made a party by reason of such position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation in the case of a person’s conduct in an official capacity with the corporation, or reasonably believed to be in the best interests of or not opposed to the best interests of the corporation in all other cases, and, in any criminal proceeding, if such person had No reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that the director did not meet such standard of conduct. A corporation may not indemnify a director in the case of actions, suits or proceedings brought by or in the right of the corporation in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances, and then only to the extent of reasonable expenses incurred in connection with such action, suit or proceeding, including expenses incurred to obtain the court-ordered indemnification. Section 7-109-107 of the CBCA provides that an officer of a corporation is entitled to mandatory and court-ordered indemnification as provided under the CBCA to the same extent as a director. Section 7-109-107 of the CBCA also allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as to a director, and to a greater extent, if doing so would not be inconsistent with public policy and if the corporation’s bylaws allow it to do so, the corporation is required to do so by contract, or the directors of the corporation take action to authorize the corporation to do so.

The Registrant’s bylaws provide that it will indemnify and hold harmless to the fullest extent permitted by the CBCA (as it replaces the Colorado Corporations Code), as amended. any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, referred to herein as a “Proceeding”, by reason of the fact that he or she, or a person of whom he or she is the legal representative, was or is a director or officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against his or her expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement), reasonably incurred by him or her in connection with a Proceeding. Under the Registrant’s bylaws, the indemnification provided by the Registrant shall continue as to any person who ceases to be a director, officer, employee or agent of the Registrant, and shall inure to the benefit of any such person’s heirs, executors and administrators.

The rights to indemnification provided under the Registrant’s bylaws include the right to payment of reasonable expenses incurred in defending any Proceeding in advance of the final disposition of the Proceeding, except that payments of expenses in advance of final disposition of a Proceeding to be made to an director or officer of the Registrant that incurred such expenses in such capacity, and not for any other capacity in which service was or is rendered by such person while a director or officer), will only be made upon:

(a)          delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification,

(b)          a written affirmation of such director’s or officer’s good faith believe that he or she conducted himself or herself in good faith with regard to the actions giving rise to the Proceedings, and

(c)          a determination as required under the CBCA (as it replaces the Colorado Corporations Code) of whether the facts then known to those making the determination would not preclude advancement of such reasonable expenses.

The Registrant may also, to the extent authorized to do so by the Registrant’s board of directors, indemnify employees or agents of the Registrant to the same scope and effect as the indemnification of directors and officers as described in the foregoing.

The Registrant will, unless ordered otherwise by a court, indemnify a person pursuant to the provisions of the Registrant’s bylaws described above with respect to Proceedings that are initiated by such person to enforce rights to indemnification by the Registrant only if such Proceeding was authorized by the Registrant’s board of directors, or if such Proceeding was brought by such person upon the Registrant failing to pay any claim for indemnification within sixty days after receipt of a written claim for indemnification and such claim is successful in whole or in part. The Registrant may assert as a defense against any claim by a person making a claim for indemnification that such person’s conduct with respect to the matters giving rise to the Proceedings in question does not satisfy the relevant standard of conduct under the CBCA that would make it permissible for the Registrant to indemnify the claimant for the amount claimed. The Registrant carries the burden of proving that the claimant’s conduct with respect to the matters giving rise to the Proceedings for which such claimant seeks indemnification does not satisfy the standards of conduct under the CBCA. Neither the failure of the Registrant to make a determination prior to the commencement of such Proceedings that indemnification is proper as the claimant has met the relevant standard of conduct under the CBCA, nor an actual determination by the Registrant, including the Registrant’s board of directors, shareholders or independent legal counsel, that the claimant has not met the relevant standard of conduct under the CBCA, will be a defense to an action by a claimant for indemnification or create a presumption that the claimant has not met the applicable standard of conduct.

The rights to indemnification and to payment of expenses in advance of the final disposition of a Proceeding that are provided by the Registrant’s bylaws are not deemed to be exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled or may become entitled to under any law, the Registrant’s articles of incorporation, bylaws, agreement, vote of stockholders or approval by the Registrant’s directors who are not parties to a Proceeding, or otherwise.

The Registrant’s bylaws provide that it may purchase and maintain insurance on behalf of itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise, against any expenses, liabilities or loss, whether or not the Registrant would have the power to indemnify such person against such expenses, liabilities or loss under the CBCA (as it replaces the Colorado Corporations Code).

Item 7.                  Exemption from Registration Claimed

Not applicable.

Item 8.                  Exhibits

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Title

4.1

Bylaws of Hallador Energy Company, effective December 24, 2009 (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on June 12, 2020 and incorporated by reference herein).

4.2

Second Restated Articles of Incorporation of Hallador Energy Company effective December 24, 2009 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 31, 2009 and incorporated by reference herein).

10.1

Hallador Energy Company Amended and Restated 2008 Restricted Stock Unit Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2017) (File No. 001-34743).

5.1*	Opinion of Jones & Keller, P.C.

23.1*	Consent of Plante & Moran, PLLC

23.2*	Accountant’s Acknowledgement of Plante & Moran, PLLC

23.3*	Consent of Jones & Keller, P.C. (included as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereof).

__________________

* Filed herewith.

Item 9.                  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Terre Haute, State of Indiana, on December 29, 2021.

HALLADOR ENERGY COMPANY (the “Registrant”)

By:	/S/BRENT K. BILSLAND
Brent K. Bilsland Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Lawrence D. Martin and Brent K. Bilsland as his true and lawful attorneys-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/BRENT K. BILSLAND	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 29, 2021
Brent K. Bilsland

/S/LAWRENCE D. MARTIN	Chief Financial Officer	December 29, 2021
Lawrence D. Martin

/S/R. TODD DAVIS	Chief Accounting Officer	December 29, 2021
R. Todd Davis

/S/DAVID J. LUBAR	Director	December 29, 2021
David J. Lubar
/S/DAVID C. HARDIE	Director	December 29, 2021
David C. Hardie

/S/STEVEN HARDIE	Director	December 29, 2021
Steven Hardie

/S/BRYAN H. LAWRENCE	Director	December 29, 2021
Bryan H. Lawrence

/S/CHARLES R. WESLEY, IV	Director	December 29, 2021
Charles R. Wesley, IV

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

4.1

Bylaws of Hallador Energy Company, effective December 24, 2009 (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K/A filed with the Commission on June 12, 2020 and incorporated by reference herein).

4.2

Second Restated Articles of Incorporation of Hallador Energy Company effective December 24, 2009 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 31, 2009 and incorporated by reference herein).

10.1

Hallador Energy Company Amended and Restated 2008 Restricted Stock Unit Plan (incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2017) (File No. 001-34743).

5.1*	Opinion of Jones & Keller, P.C.

23.1*	Consent of Plante & Moran, PLLC

23.2*	Accountant’s Acknowledgement of Plante & Moran, PLLC

23.3*	Consent of Jones & Keller, P.C. (included as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereof).

__________________

* Filed herewith.